Exhibit 99

News Release
CACI International Inc - 1100 North Glebe Road - Arlington Virginia 22201

CACI Acquires Applied Technology Solutions of Northern VA, Inc.

Arlington, Va., March 3, 2003 — CACI International Inc (NYSE:CAI) announced today that it has completed the purchase of the outstanding stock of Applied Technology Solutions of Northern VA, Inc. (ATS), an information technology (IT) company serving clients in the national intelligence community. Terms of the acquisition were not disclosed, but the transaction is anticipated to be accretive to CACI earnings. The acquisition supports the company's strategic goal of expanding its services within the United States intelligence community.

Headquartered in Northern Virginia, ATS is a privately held small business that offers solutions in IT, knowledge management, program management, network engineering, and training. Its workforce of almost 80 consists of specialists with unique skill sets, and most of its employees possess the highest levels of government clearances. ATS is expected to generate approximately $12 to $14 million in revenue over the next 12 months.

Dr. J.P. (Jack) London, CACI Chairman and CEO, said, "CACI's acquisition of Applied Technology Solutions expands our client base and complements the solution set we offer to our federal customers in the intelligence community. Moreover, ATS employees bring a dedication to customer support that is an excellent fit with CACI's corporate culture and our own legacy of quality client service."

CACI International Inc provides the IT and network solutions needed to prevail in today's new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 5,900 employees working in 90 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which may not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and United Kingdom, particularly in connection with terrorist activities or the response of governments to such activities; changes in interest rates; currency fluctuations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business, particularly in connection with competition for award of contracts from the U.S. Navy; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, particularly in connection with the war on terrorism and Homeland Security; government contract procurement (such as bid protest) and termination risks; the results of the appeal of CACI International Inc. ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and competition to hire and retain employees; our ability to complete and successfully integrate acquisitions appropriate to achievement of our strategic plans; our ability to complete performance of fixed price contracts within contract value; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) competition for task orders under government wide acquisition or General Services Administration contracts, (ii) outsourcing of traditionally governmental functions, and (iii) small business contracting; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the Company's Securities and Exchange Commission filings.

# # #

For investor information contact: David Dragics Director, Investor Relations (703) 841-7835 ddragics@caci.com	For other information contact: Jody Brown Senior Vice President, Public Relations (703) 841-7801 jbrown@caci.com